                                                                    EXHIBIT 10.3

          AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of September 24, 2007, is between CSAV, INC., a Massachusetts corporation (the "Employer"), and TROY PEIFER (the "Employee").

     WHEREAS, the Employer and the Employee are parties to that certain Employment and Non-Competition Agreement, dated as of August 31, 2006 (as amended, supplemented or otherwise modified from time to time to the date hereof, the "Existing Employment Agreement"); and

     WHEREAS, the Employer and the Employee desire to amend and restate the terms of the Existing Employment Agreement pursuant to the terms of this Agreement.

     NOW, THEREFORE, it is hereby agreed as follows:

     SECTION 1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     SECTION 2. DUTIES. The Employee shall be employed as the Treasurer and Chief Financial Officer of the Employer and shall be an Executive Officer of the Employer reporting to the Chief Executive Officer (the "CEO"). In such capacities, the Employee shall have the responsibilities and duties customary for the applicable positions and such other responsibilities and duties as are assigned by the Board of Directors (the "Board") of the Employer or the CEO, which are consistent with the Employee's positions. At all times during the performance of this Agreement, the Employee will adhere to the rules and regulations (the "Policies") that have been or may hereafter be established by the Board for the conduct of its employees or for the position or positions held by the Employee. The Employee agrees to devote his full working time and best efforts to the performance of his duties to the Employer. The foregoing shall not be deemed to prohibit the Employee from participating in charitable or professional organizations as long as such activities do not materially interfere with the performance of the Employee's duties to the Employer or otherwise violate the terms of this Agreement (including, without limitation Sections 7 and 9 below).

     SECTION 3. TERM. The initial term of employment of the Employee hereunder commenced on September 18, 2006 (the "Commencement Date") and shall continue until the third anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated pursuant to Section 6, and shall be renewed automatically for additional one (1) year terms thereafter unless terminated by either party by written notice to the other given at least thirty (30) days prior to the expiration of the then current term.

     SECTION 4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder (except as expressly provided below), in consideration for the services of the Employee hereunder (and in addition to any amounts that may become payable pursuant to Section 6 below), the Employer shall compensate the Employee as follows:

          (a) BASE SALARY. The Employer shall pay the Employee, in accordance with the Employer's then current payroll practices, a base salary (the "Base Salary"). The Base Salary will be paid at an annual rate of $200,000. The Base Salary shall be reviewed by the Board at the end of each fiscal year of the Employer. Upon such review, the Board, in its sole discretion, may increase the Base Salary.

          (b) BONUS. The Employee shall be entitled to receive an annual performance based bonus in cash (a "Bonus") of up to 50% of Base Salary with respect to each fiscal year of the Employer, beginning with the fiscal year ending December 31, 2007, based on satisfaction of performance criteria to be set by the Board for such fiscal year. The performance based Bonus for any fiscal year, if earned for such fiscal year, shall be payable to the Employee on or prior to the 30th day following the issuance of the Employer's audited financial statements for such fiscal year (but no later than May 31 of the following year). The Board will use reasonable efforts to establish performance criteria for such Bonuses within ninety (90) days after the beginning of each fiscal year during the Term, but the failure to establish such criteria within such period shall not constitute a breach by the Employer of this Agreement or otherwise constitute "Good Reason" (as defined below).

          (c) VACATION. The Employee shall be entitled to four (4) weeks vacation each calendar year. The Employee shall be entitled to additional vacation time based on the Employee's length of service with the Employer. Any increase in the amount of the Employee's vacation time that is based on the Employee's length of service with the Employer shall be on a basis consistent with the Employer's standard policy governing length of service and vacation. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Accrued vacation that has not been used as of the end of any calendar year may be carried forward for use in the next calendar year in accordance with the then current policies of the Employer.

          (d) INSURANCE; OTHER BENEFITS. The Employee shall be entitled to receive any group accident, disability, life and health insurance and other employee benefits (including pension and welfare benefit plans) provided by the Employer under group accident, disability, life and health insurance plans and other employee benefit plans maintained by the Employer for its full-time, salaried executive officers as such benefits may be modified from time to time by the Board.

          (e) WITHHOLDING. All amounts payable by the Employer to the Employee hereunder (including, but not limited to, the Base Salary) shall be reduced prior to the delivery of such payment to the Employee by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.

     SECTION 5. EXPENSES. The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

     SECTION 6. TERMINATION. The Employee's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to Section 3 above, except that the employment of the Employee hereunder shall earlier terminate:

          (a) DEATH. Upon the death of the Employee during the term of his employment hereunder.

          (b) DISABILITY. Subject to applicable law, including the Americans with Disabilities Act of 1990, as amended, at the option of the Employer, in the event of the Employee's Disability (as defined below), upon thirty
     (30) days' written notice from the Employer. For purposes hereof, the Employee shall be deemed to have a "Disability" if the Employee is unable (as reasonably determined in good faith by the Board), on account of a physical or mental illness, injury or disease or combination thereof, to perform his duties and obligations under this Agreement for a period of more than 90 consecutive days or for a total of 120 days (in either case excluding vacation days) within any 12 month period.

          (c) FOR CAUSE. For "Cause" immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall reasonably determine that any one or more of the following has occurred:

               (i) the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer or any of CSAV Holding Corp. ("Holdings") or any of its subsidiaries (collectively, the "Companies"), including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of any of the Companies; or

               (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony; or

               (iii) the Employee shall have committed a material breach of any of the covenants, terms and provisions of Sections 7, 8 or 9 hereof; or

               (iv) the Employee shall have breached in any material respects any one or more of the provisions of this Agreement (excluding Sections 7, 8 and 9 hereof), including, without limitation, any failure to comply with the Policies, or any one or more of the provisions of the Stockholder Agreement dated as of August 29, 2003, as amended, among Holdings and its stockholders, and, in each case, such breach shall have continued for a period of fifteen (15) days after written notice to the Employee specifying such breach in reasonable detail; or

               (v) the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board or the CEO which is consistent with his duties hereunder; or

               (vi) the Employee shall be chronically absent from work (excluding vacation, illnesses or leaves of absence approved by the Board or the CEO) and such absence continues following written notice to the Employee.

          (d) RESIGNATION OR TERMINATION WITHOUT CAUSE. At any time, upon written notice by either the Employer or the Employee to the other party hereto.

          (e) GOOD REASON. At the option of the Employee for "Good Reason" upon written notice to the Employer within twenty (20) days after the occurrence of the event giving rise to the Employee's claim that a "Good Reason" event shall have occurred. For purposes of this Agreement, "Good Reason" shall mean

               (i) a breach by the Employer of any material provision of this Agreement that shall have continued for a period of fifteen (15) days after written notice to the Employer specifying such breach in reasonable detail and is continuing after the expiration of such period and as of the date of termination, whichever is later;

               (ii) the assignment by the Employer to the Employee of any duties inconsistent in any material respect with the Employee's position or duties or responsibilities that reflect a material diminution in the status of the Employee's position or duties (including the failure by the Employer to maintain the Employee in the position of Chief Financial Officer of the Employer), as contemplated by this Agreement, which shall have continued for a period of fifteen (15) days after written notice to the Employer specifying such breach in reasonable detail and is continuing after the expiration of such period and as of the date of termination, whichever is later;

               (iii) any change in the reporting relationship, as described in
          Section 2 hereof, such that the Employee no longer reports directly to the Chief Executive Officer and the President, which change shall have continued for a period of fifteen (15) days after written notice to the Employer specifying such breach in reasonable detail and is continuing after the expiration of such period and as of the date of termination, whichever is later; or

               (iv) relocation of the Employee's principal place of work to a location more than sixty (60) miles from the address of the Employer as of the date hereof, without the Employee's prior consent.

          (f) RIGHTS AND REMEDIES ON TERMINATION.

               (i) If the Employee's employment is terminated pursuant to
          Section 6(a), Section 6(b) or Section 6(c), by the Employee pursuant to Section 6(d) or pursuant to Section 3 in connection with the expiration of the Initial Term or any subsequent term hereunder then the Employee (or his estate, as applicable) shall be entitled to receive (A) his Base Salary through the date of termination or expiration, (B) any Bonus that is earned for a complete fiscal year, but not yet paid, as of the date of termination (such Bonus to be paid not later than as required by Section 4(b) above) and (C) payment for accrued but unused vacation time (in accordance with the Employer's then current policies) (collectively, the "Accrued Obligations").


               (ii) If the Employee's employment hereunder is terminated by the Employer pursuant to Section 6(d) or by the Employee pursuant to
          Section 6(e), then, in addition to the Accrued Obligations, the Employee shall be entitled to continue to receive payment, in accordance with the Employer's then current payroll practices, of the Employee's Base Salary in effect at the time of such termination (the "Termination Date"), for a six month period following such termination, in the event that the Employee receives an Additional Bonus pursuant to Section 6(f)(iii) below or a nine (9) month period following such termination, in the event that the Employee does not receive an Additional Bonus pursuant to Section 6(f)(iii) below ("Severance"); provided, however, that (A) the Employee's right to receive the foregoing payment is expressly conditioned upon receipt by the Employer within 30 days following the Termination Date of a written release executed by the Employee, in form and substance satisfactory to the Employer, of any and all claims or causes of action of any nature relating directly or indirectly to such Employee's employment or termination of employment by the Employer and
          (B) in the event that the Employee breaches any of the covenants, terms or provisions of Section 7, 8 or 9 hereof, without limiting any other rights that the Employer may have, the Employer's obligation to make payments under this Section 6(f)(ii) shall immediately terminate. If the Employee elects to continue health insurance coverage under COBRA, the Employer shall pay the costs of such coverage for as long as the Employee is entitled to receive severance payments during the Severance Period pursuant to the immediately preceding sentence (or, if earlier, until the date that the Employee accepts employment with another employer); provided, however, that in such event the Employee shall make contributions at the same rate at which contributions were made for such coverage from the Employee's Base Salary immediately prior to the termination of the Employee's employment and such contributions shall be deducted by the Employer from the Employee's severance payments.

               (iii) If (A) a Disposition Event (as defined below) occurs at any time prior to August 29, 2007 and (B) the Employee's employment hereunder is terminated by the Employer pursuant to Section 6(d) or by the Employee pursuant to Section 6(e) within one (1) year after such Disposition Event, then, in addition to any other amounts payable hereunder, the Employee shall be entitled to the Additional Bonus (as defined below) provided that the Employee has complied with subparts
          (A) and (B) of Section 6(f)(ii) above. The Additional Bonus, if any, shall be paid not later than the fifth day after the termination of employment. The "Additional Bonus" shall be an amount equal to $400,000 less an amount equal to the fair market value (as determined in good faith by the Board) of any consideration received by the Employee in connection with the Disposition Event for the sale or exchange of any capital stock of Holdings held by the Employee (net of any exercise price actually paid by the Employee for such capital stock) or the cancellation or purchase of any stock options granted by Holdings to the Employee. "Disposition Event" shall have the meaning set forth in the Stock

          Option Agreement, dated September 18, 2006, between Holdings and the Employee.

               (iv) Except as otherwise set forth in this Section 6(f) or in
          Section 4, the Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination or benefits or compensation to which the Employee is entitled pursuant to applicable law (e.g. COBRA).

     SECTION 7. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of any of the Companies, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Companies ("Inventions"), shall be the exclusive property of the Companies. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect the rights of the Companies therein, and shall assist the Companies, at the Companies' expense, in obtaining, defending and enforcing the Companies' rights therein. The Employee hereby appoints the Employer and each of the other Companies, individually, as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer or any of the other Companies to protect or perfect their rights to any Inventions.

     SECTION 8. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Companies, including, without limitation, information regarding customers, pricing policies, methods of operation, proprietary production processes, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Companies and their affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; provided, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employee or (b) Confidential Information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained within this Section 8 shall prohibit the Employee from disclosing Confidential Information, and such disclosure shall not be deemed to be a breach of this Agreement, if such disclosure is required by law, governmental process or valid legal process. In the event that the Employee is legally compelled to disclose any of the Confidential Information, he shall provide the Employer with prompt written notice so that the Employer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Employer waives compliance with the provisions of this Agreement, Employee shall furnish only that portion of the Confidential Information that he is advised by counsel is legally required to be disclosed.

     SECTION 9. NON-COMPETITION. During the term of the Employee's employment hereunder and for the Designated Period (as defined below) after termination of the Employee's employment hereunder, the Employee will not (a) anywhere in the world, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than two percent (2%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of any of the Companies, or is directly competitive with, any business activity that any of the Companies is conducting at the time of the Employee's termination or has notified the Employee that it proposes to conduct and for which any of the Companies have, prior to the time of such termination, expended substantial resources (the "Designated Industry"), (b) divert to any competitor of any of the Companies any customer of any of the Companies, or (c) solicit any employee of any of the Companies to leave its employ for alternative employment, or hire or offer employment to any person to whom the Employee actually knows any of the Companies has offered employment. For purposes hereof, the term "Designated Period" shall mean two (2) years. The Employee acknowledges that the provisions of this Section 9 are essential to protect the business and goodwill of the Companies. The Employee will continue to be bound by the provisions of this
Section 9 until their expiration and shall not be entitled to any compensation from the Employer with respect thereto except as provided above. If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The Employee hereby acknowledges that he has agreed to be bound by the provisions of this Section 9 in consideration for the compensation, severance and other benefits to be provided by the Employer to the Employee pursuant to the terms of this Agreement.

     SECTION 10. GENERAL.

          (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this
     Section 10(a):

     If to the Employer, to:

          c/o Friedman Fleischer & Lowe, LLC
          One Maritime Plaza
          Suite 2200
          San Francisco, CA 94111
          Attention: Spencer C. Fleischer
          Fax: (415) 402-2111

     With copies to:

          CSAV, Inc.
          8401 Eagle Creek Parkway, Suite 700
          Savage, Minnesota 55378
          Attention: CEO
          Fax: 952.277.4046

          Bingham McCutchen LLP
          399 Park Avenue
          New York, New York 10022
          Attention: Neil W. Townsend, Esq.
          Fax: (212) 752-5378

     If to the Employee, to:

          Troy Peifer

     With a copy to:

          Lawrence Goodman
          Curtis, Mallet-Prevost, Colt & Mosle LLP
          101 Park Avenue
          New York, NY 10178
          Fax: (212) 697-1559

          (b) SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (together, "Section 409A"), and shall, to the extent practicable, be construed in accordance therewith. If any amount payable pursuant to Section 6(f) of this Agreement constitutes a "deferral of compensation" subject to Section 409A and if, at the date of the Employee's "separation from service," as such term is defined in Section 409A, from the Employer (his "Separation from Service"), the Employee is a "specified employee", within the meaning of Section 409A, of the Employer as determined by the Employer from time to time, then each such payment that would otherwise be payable to the Employee within the six
     (6) month period following the Employee's Separation from Service shall be delayed and paid to the Employee without interest on the first business day of the seventh month following the Employee's Separation from Service. For the avoidance of doubt, for purposes of Section 6(f) and this Section 10(b), any amount which would not be considered a "deferral of compensation" within the meaning of Section 409A by reason of Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A-1(b)(9) shall not be considered a deferral of compensation for which payment shall be delayed in accordance with the preceding sentence. For purposes of this Agreement, each payment to which the Employee may be entitled pursuant to Section 6(f), including each of the payments of Severance upon each payroll period, shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Employer, nor any of its principals, employees, designees or agents, shall be liable to the Employee or to any other person to the extent such failure to comply results from any actions, decisions or determinations made in good faith.

          (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (d) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          (e) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts (including by telecopier), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (g) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of the Employer.

          (h) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (i) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Minnesota.

          (j) AMENDMENT AND RESTATEMENT. The Existing Employment Agreement shall continue in force and effect only as amended and restated herein.

      [Remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                        CSAV, INC.


                                        By: /s/ Scott Gill
                                            ------------------------------------
                                        Title: Scott Gill
                                        Name: President


                                        /s/ Troy Peifer
                                        ----------------------------------------
                                        Troy Peifer


                                      -11-